Alexander Holtermann

Neuweg 14

64521 Gross-Gerau

Germany

September 18, 2018

Board of Directors

AB International Group Corp.

Chiyuan Deng, President, Chairman and Director

16th Floor, Rich Towers, 2 Blenheim Avenue

Tsim Sha Tsui, Kowloon

Hong Kong SAR

(via e-mail)

RE: Resignation as Director Dear Board of Directors:

Effective immediately (September 18, 2018 at 1:30 PM Pacific Time - USA), I herewith resign as a Director of AB International Group Corp.

My resignation is based upon the fact that I have, in my capacity as a director, been denied information from you, and access to information which I have requested, especially and specifically in regard to the business, operations, regulatory filings and, very significantly, the financial activities and condition of the company. In fact, when I have inquired about such matters, including my inquiries directed toward the company’s corporate and securities lawyer in Las Vegas, Nevada, I have received no satisfactory responses or communications of whatsoever nature from either you or our counsel, and most disturbingly, was advised that our counsel had received specific instructions from you that he, our counsel, was not authorized to discuss any company business or operations with me. I find that to be an egregious breach of your fiduciary duties and duties of good faith and fair dealing with me, as a fellow director.

Clearly, you want to withhold material information from me and run the company by yourself, ostensibly expecting me to simply “rubber-stamp” your actions. Indeed, you treat me like the proverbial “potted plant”. I cannot and will not serve as a director, or in any other capacity, under such circumstances. Moreover, in my view, your conduct may well violate both Nevada corporate and securities laws, as well as federal securities laws, rules and regulations. I will not be complicit in your conduct and methods of managing a public company.

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Your unacceptable conduct and methods include, but are not limited to, the fact that you have totally failed and refused, and to this day, have continued to fail and refuse to provide me with material information which I have requested from you for the purpose of my review and analysis in furtherance of my duties as a director. Such repeated requests were focused very clearly on material financial issues and disclosures regarding the company, its business and operations and, very significantly, its SEC filings. Specifically, I have requested documents and information from you relating to substantiation and support for material disclosures you have made in SEC filings regarding, inter alia, the company’s assets, legal status thereof and valuation of same. You have totally failed and refused, not only to (1) provide the information I have requested, but also (2) communicate with me in any manner regarding my requests in furtherance of my performance of my statutory duties as a director.

Having failed to receive any of the information I requested from you, I engaged in certain due diligence activities in an effort to responsibly and in good faith perform my duties as a director. Those activities provided far more questions than answers, especially concerning the company’s reported assets and valuation thereof, as well as other conduct engaged in by you.

Hence, my resignation.

I respectfully herewith demand that, in furtherance of your duties as a director of the company, you comply with any and all applicable federal securities laws, rules and regulations relating to disclosure of my resignation, including the timely filing of a Form 8-K, with this letter of resignation attached as an exhibit.

Sincerely,

/s/ Alexander Holtermann

Alexander Holtermann

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